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Filed Pursuant to Rule 424 (b) (3)
                                                      Registration No. 333-01223


Pricing Supplement No.  1                   Dated: February 3, 1997

(To Prospectus dated April 3, 1996 and Prospectus Supplement dated September 6,
1996)

                            Lucent Technologies Inc.
                           Medium-Term Notes, Series A
                  Due More than Nine Months From Date of Issue

                                 Fixed Rate Note



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
Principal Amount:                        $20,000,000

Agent:                                   Smith Barney Inc. acting as Principal


Original Issue Date:                     February 13, 1997

Maturity Date:                           February 13, 2012

Issue Price:                             The agent has purchased the notes as principal at
                                         100% of the principal amount for resale to
                                         investors at 100% of principal amount.  See "Plan
                                         of Distribution" below.

Specified Currency:                      U.S. Dollars

Note Form:                               Book-Entry-

Interest Rate:                           7.40%

Interest Payment Dates:                  Monthly, commencing on March 13, 1997 and monthly
                                         thereafter until maturity. If the Interest Payment
                                         Date is not a New York Banking Day, interest will
                                         be paid on the next New York Banking Day.

Accrual of Interest:                     Interest accrues up to, but not including, the
                                         next relevant Interest Payment Date from, and
                                         including, the next preceding Interest Payment
                                         Date to which interest has been paid (or from and
                                         including the Original Issue Date if no interest
                                         has been paid on the Notes) unless the Notes (or
                                         any portion thereof) have been called for
                                         redemption as provided for below.


Calculation Dates:                       N/A
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
Calculation Agent:                       N/A

Redemption:                              The Notes may be redeemed in whole or in part
                                         prior to maturity at the option of the Company.

Optional Redemption Dates:               On each Interest Payment Date,
                                         commencing on February 13, 1998. In the
                                         event the Company elects to redeem the
                                         Notes, notice will be given to
                                         registered holders not less than 30
                                         days prior to the Redemption Date.

Optional Redemption Price:               100% of principal amount.

Annual Redemption Price Reduction:       N/A

Repayment:                               The Notes cannot be repaid prior to maturity at
                                         the option of the holder.

Renewal:                                 The Notes cannot be renewed by the holder.

Extension:                               The Notes cannot be extended prior to maturity.

Dual Currency Notes:                     The Company can not make payments in an optional
                                         currency.

Original Issue Discount:                 This Note is not a Discount Note or an Original
                                         Issue Discount Note.
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                              Plan of Distribution

         See "Issue Price" above. The Agent (acting as principal) has advised the Company that it proposes to offer the Notes to the public at 100% of the principal amount of the Notes.